fUNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRANT UNDER SECTION 12(g) OF
                                      THE
   SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-53000

                         Spicy Pickle Franchising, Inc.
            12861 Serenity Park Dr., Colorado Springs, Colorado 80921
                ------------------------------------------------
                    (Address of Principal Executive Offices)

                                  (719)339-1257
                            -------------------------
                     (Telephone number, including area code)

                         Common Stock, $0.001 Par Value
                                 ---------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule   12g-4(a)1   [X]  Rule   12h-3(b)(1)(I)   [_]  Rule   12g-4(a)2  [_]  Rule
12h-3(b)(1)(ii) [_] Rule 15d-6 [_]

Approximate  number of holders of record as of the certification or notice date:
72

Pursuant to the requirements of the Securities Exchange Act of 1934 Spicy Pickle Franchising, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

   Date: February 15, 2013                     By: /s/ Brian P. Allenman
   ------------------------ ----------------------------------------------------
                                                       Brian P. Allenman, CEO

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.